UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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TRX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2008 ANNUAL MEETING

AND

PROXY STATEMENT

May 19, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of TRX, Inc., a Georgia corporation (“TRX”), to be held at the offices of McKenna Long & Aldridge LLP, located at 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia 30308, on Tuesday, June 24, 2008, at 12:00 p.m., Eastern Time.

The attached Notice of Annual Meeting of Shareholders and proxy statement describe the formal business to be transacted at the annual meeting. Our directors, officers, and representatives of our independent registered public accounting firm will be present to respond to appropriate questions from shareholders.

Please mark, date, sign and return your proxy card in the enclosed envelope by following the instructions on the proxy card at your earliest convenience. This will ensure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,

JOHAN G. (“JOOP”) DRECHSEL

Chairman of the Board

TRX, Inc.

6 West Druid Hills Drive

Atlanta, Georgia 30329

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 24, 2008

NOTICE HEREBY IS GIVEN that the 2008 Annual Meeting of Shareholders of TRX, Inc., a Georgia corporation (“TRX”), will be held at the offices of McKenna Long & Aldridge LLP, located at 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia 30308, on Tuesday, June 24, 2008, at 12:00 p.m., Eastern Time, to consider and act upon the following:

1. To elect six directors to serve until the 2009 Annual Meeting of Shareholders; and

2. To transact such other business as properly may come before the annual meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the shareholders at the annual meeting.

Information relating to the above matters is set forth in the attached proxy statement. Shareholders of record at the close of business on May 9, 2008 are entitled to receive notice of and to vote at the annual meeting and any adjournments thereof.

By Order of the Board of Directors.

JOHAN G. (“JOOP”) DRECHSEL

Chairman of the Board

Atlanta, Georgia

May 19, 2008

PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE–PAID ENVELOPE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

TRX, Inc.

6 West Druid Hills Drive

Atlanta, Georgia 30329

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 24, 2008

We are furnishing this proxy statement to the shareholders of TRX, Inc. in connection with the solicitation of proxies by the Board of Directors of TRX to be voted at our 2008 Annual Meeting of Shareholders to be held at the offices of McKenna Long & Aldridge LLP, located at 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia 30308, on Tuesday, June 24, 2008, at 12:00 p.m., Eastern Time, and at any adjournments or postponements of the meeting.

When used in this proxy statement, the terms “we,” “us,” “our” and “TRX” refer to TRX, Inc.

The approximate date on which we are first sending this proxy statement and form of proxy card to shareholders is May 19, 2008.

VOTING

General

The securities that can be voted at the Annual Meeting consist of common stock of TRX, $.01 par value per share, with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the Annual Meeting is May 9, 2008. On the record date, 18,341,456 shares of common stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. We will determine whether a quorum exists at the Annual Meeting by counting the votes cast for the proposal receiving the greatest number of all votes “for” or “against” and abstentions, including instructions to withhold authority to vote.

In voting on the proposal to elect six directors, shareholders may vote in favor of the nominees, withhold their votes as to all of the nominees or withhold their votes as to specific nominees. The vote required to approve this proposal is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Georgia law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of the directors.

Aside from the matters described in this proxy statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect to that matter in accordance with the judgment of the persons named as proxies on the accompanying proxy card.

Under the rules of the national stock exchanges that govern most domestic stock brokerage firms, firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon proposals that are considered “discretionary” proposals under the rules of the exchanges. These votes are considered as votes cast in determining the outcome of any discretionary proposal. We believe that the proposal to elect directors is discretionary. Brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. Although these “broker non-votes” will be considered in determining whether a quorum exists at the Annual Meeting, they will not be considered as votes cast in determining the outcome of any proposal.

As of May 9, 2008, the record date for the Annual Meeting, our directors and executive officers, together with shareholder BCD Technology, S.A., beneficially owned or controlled approximately 11,436,608 shares of our common stock, constituting approximately 59.9% of the outstanding common stock. We believe that these holders will vote all of their shares of common stock in favor of the election of the six director nominees.

Proxies

Shareholders should specify their choices with regard to the election of directors on the enclosed proxy card. All properly executed proxy cards delivered by shareholders to us in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the specifications noted on the proxy cards. In the absence of such specifications, the shares represented by a signed and dated proxy card will be voted “FOR” the election of all the director nominees. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon these matters according to their judgment.

Any shareholder delivering a proxy has the power to revoke it at any time before it is voted by: (i) giving written notice to the Secretary of TRX, at 6 West Druid Hills Drive, Atlanta, GA 30329; (ii) executing and delivering to the Secretary a proxy card bearing a later date; or (iii) voting in person at the Annual Meeting. However, under the rules of the national stock exchanges, any beneficial owner of TRX’s common stock whose shares are held in street name by a brokerage firm that is a member of those organizations may revoke his or her proxy and vote his or her shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the exchanges, as utilized by the beneficial owner’s brokerage firm.

In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We may also request that brokerage firms, nominees, custodians and fiduciaries forward proxy materials to the beneficial owners of shares held of record by them. TRX will bear all expenses incurred in connection with the solicitation of proxies.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

The Board of Directors currently consists of seven members. Upon the recommendation of the independent directors (as described under “Board Committees” below), the Board has nominated Mark R. Bell, William A. Clement, Jr., John F. Davis, III, Norwood H. (“Trip”) Davis, III, Johan G. (“Joop”) Drechsel, and John A. Fentener van Vlissingen for re-election as directors at the 2008 Annual Meeting. Each of the nominees is currently a director of TRX.

If re-elected as a director at the Annual Meeting, each of the nominees would serve a one-year term expiring at the 2009 Annual Meeting of Shareholders and until his successor has been duly elected and qualified. Biographical information regarding each of the six nominees is set forth below. No family relationships exist among any of our directors or executive officers.

Each of the nominees has consented to serve another term as a director if re-elected. If any nominee should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the proposal to re-elect Mark R. Bell, William A. Clement, Jr., John F. Davis, III, Norwood H. (“Trip”) Davis, III, Johan G. (“Joop”) Drechsel, and John A. Fentener van Vlissingen as directors for a one-year term expiring at the 2009 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of May 1, 2008:

Name	Age	Position
Norwood H. (“Trip”) Davis, III	40	President, Chief Executive Officer, and Director
Victor P. Pynn	46	Chief Operating Officer
David D. Cathcart	36	Chief Financial Officer, Treasurer, and Secretary
H. Shane Hammond	44	Executive Vice President of TRX, and President, RESX Technologies
Susan R. Hopley	59	Executive Vice President, Emerging Markets
Kevin G. Austin	45	Executive Vice President
Johan G. (“Joop”) Drechsel (2)	53	Chairman of the Board, Director
Mark R. Bell (1)(2)	63	Director
William A. Clement, Jr. (1)(2)	65	Director
John F. Davis, III (1)(2)	55	Director
John A. Fentener van Vlissingen	69	Director
Harry A. Feuerstein (1)(2)	46	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation, Corporate Governance, and Nominating Committee.

Norwood H. (“Trip”) Davis, III has served as our President and Chief Executive Officer since December 1999 and as a director since January 2000. Previously, from February 1998 until November 1999, Mr. Davis was the Senior Vice President and General Manager of the Travel Industry Practice Group at iXL, Inc., and was the CEO and co-founder of Green Room Productions, LLC, a San Francisco-based leader in Web development and technology integration for the travel industry, from July 1995 until it was acquired by iXL, Inc. in February 1998. Prior to founding Green Room, Mr. Davis worked for Landmark Communications in new ventures. Mr. Davis earned a BA from Dartmouth College and an MBA from the Darden School at the University of Virginia.

Victor P. Pynn joined TRX in November 2003 to lead our global expansion efforts. He was promoted to Executive Vice President, Global Solutions & Information Technology in April 2004 and to Chief Operating Officer, the position he currently holds, in March 2005. Prior to joining TRX, Mr. Pynn held a variety of senior positions at American Express in the Finance, Human Resources, and Operations departments from 1988 to 2003. Mr. Pynn is a graduate of Seneca College of Applied Arts & Technology in Toronto, Canada and is a Certified General Accountant.

David D. Cathcart joined TRX in September 2004 as Vice President, Finance and Controller. He was promoted to Chief Financial Officer and Treasurer in November 2006 and has served as our Secretary since March 2007. Prior to joining TRX, Mr. Cathcart served as a division controller for General Electric from September 2003 to September 2004, and as Assistant Corporate Controller of Mirant Corporation from June 2001 to September 2003. Mr. Cathcart earned a BS from the University of Notre Dame and an MBA from the University of Central Florida and is a Certified Public Accountant.

H. Shane Hammond joined TRX in October 2002 to manage a key client relationship and was promoted to Executive Vice President, Sales & Client Services – North America in December 2003. Mr. Hammond’s title was changed to Executive Vice President of TRX and President, RESX Technologies in January 2007. As our Executive Vice President and President, RESX Technologies, Mr. Hammond has primary responsibility for the RESX Technologies business. Mr. Hammond earned his BBA and MBA from Texas Tech University.

Susan R. Hopley has served as our Executive Vice President, Emerging Markets since August 2003. She joined TRX in November 1999 via the acquisition of her company, International Software Products (ISP), which she founded in 1993. Ms. Hopley earned an A.G.S.M. from Guildhall, London University, and an MA from the University of Georgia.

Kevin G. Austin joined TRX in January 2007 as Executive Vice President. Previously, from March 1993 until January 2007, Mr. Austin was President and founder of Hi-Mark, LLC, an Atlanta-based data acquisition and business intelligence company, until it was acquired by TRX. Mr. Austin is a graduate of Millsaps College, where he earned a BA in Computer Science with a Minor in Mathematics.

Johan G. (“Joop”) Drechsel has served as our Chairman since April 2005 and a director since October 2002. He joined BCD Holdings N.V. in 2001, and has served as its Chief Executive Officer since 2003. Since September 2007, Mr. Drechsel has also served as the Chief Executive Officer of BCD Travel N.V. Prior to joining BCD in 2001, Mr. Drechsel served for three years as a member of Royal Dutch Telecom’s executive board, responsible for mobile telephony, Internet, strategy, mergers and acquisitions and corporate client relations. He began his international business career with Royal Dutch/Shell, working for 15 years in various management positions. Mr. Drechsel is on the Board of Directors of Versatel N.V. and Eneco Holding N.V. Mr. Drechsel was born in Holland, studied Economics in Rotterdam and furthered his education at Michigan State University.

Mark R. Bell joined the Board of Directors of TRX in November 2007. Mr. Bell retired from PricewaterhouseCoopers, LLP in 2005 where he served as Senior Partner. Prior to joining PricewaterhouseCoopers, LLP in 2002, Mr. Bell led the Southeastern Utility and Telecommunications practice at Arthur Andersen LLP. Mr. Bell has over 36 years of experience in the energy, utility and telecom industries. Mr. Bell earned a BS in Accounting from St. Louis University and is a Certified Public Accountant.

William A. Clement, Jr. joined the Board of Directors of TRX in May 2008. Mr. Clement has served as the President & CEO of Atlanta Life Financial Group, Inc., a privately-held financial services company, since May 2008. Prior to joining Atlanta Life Financial Group, Inc., Mr. Clement served as the CEO of DOBBS, RAM & Company, a systems integration company, for approximately 20 years. Appointed by President Carter, Mr. Clement served as the Associate Administrator of the U.S. Small Business Administration in Washington, D.C. during the Carter Administration. Mr. Clement is a member of the Board of Directors of Radiant Systems, Inc. and the Chairman of the Board of Directors of DOBBS, RAM & Company. Mr. Clement received his BA from Morehouse College and his MBA from the Wharton Business School at the University of Pennsylvania.

John F. Davis, III has served as a director since January 2000. He has served as Chairman and Chief Executive Officer of Dallas-based Pegasus Solutions, Inc. since 1989. In 1982, Mr. Davis co-founded the toll-free floral company, 800-FLOWERS. In 1986, Mr. Davis founded a telemarketing company, ATC Communications. Mr. Davis is on the Board of Directors of Pegasus Solutions and is on the Board of Trustees of Texas Christian University in Fort Worth, Texas. Mr. Davis holds a BBA from Texas Christian University.

John A. Fentener van Vlissingen has served as a director from January 2000 to October 2002 and since April 2005. He founded BCD Holdings N.V., which focuses on the travel industry and niche markets in financial services, in 1975 and served as its Chief Executive Officer until 2003. He is Chairman of the Supervisory Board of Directors of BCD Holdings N.V. He is Vice-Chairman of the Supervisory Board of Directors of SHV Holdings, the largest privately owned company in the Netherlands, and is a co-founder and Advisory Board

Member of Noro-Moseley Partners, a U.S. venture capital firm headquartered in Atlanta. Mr. van Vlissingen also serves on numerous other boards of directors internationally. Prior to founding BCD, he was a partner with Pierson, Heldring & Pierson, a private banking firm headquartered in the Netherlands.

Harry A. Feuerstein has served as a director since September 2005. He currently serves as the Executive Vice President, Business Administration/Operations and Chief Financial Officer of Siemens One. Prior to joining Siemens One, Mr. Feuerstein spent two and one half years with Siemens Shared Services, first as Vice President, Business Development and Marketing and then as Chief Financial Officer. Prior to joining Siemens Shared Services in 2001, Mr. Feuerstein served as the Managing Director and Principal of CFx group, a strategy firm and holding company focusing on providing strategic planning and implementation and financing for start-up companies. Mr. Feuerstein also served as a managing director and principal of National Capital Companies, an investment banking firm. Mr. Feuerstein earned an MBA in Finance and Accounting from Hofstra University and a BA in Economics and Politics from Washington and Lee University. He also spent 13 years as an officer in the US Army Reserves.

CORPORATE GOVERNANCE

Director Independence

We are a “controlled company” for purposes of Rule 4350(c)(5) of the NASDAQ Stock Market (“Nasdaq”) listing standards by virtue of the fact that BCD Technology, S.A., our majority shareholder, continues to hold of record 51.0% of the voting power of our common stock. On August 31, 2006, our Board of Directors deemed it advisable and in our best interests to elect to take advantage of the “controlled company” exemption as permitted under the Nasdaq listing standards. As a “controlled company,” we are exempt from the provisions of the Nasdaq listing standards that require us to have a board of directors comprised of a majority of independent directors and to maintain compensation and nominating committees comprised solely of independent directors. The Board of Directors has determined, however, that Messrs. Bell, Clement, J. Davis, and Feuerstein are independent as defined by Nasdaq listing standards.

Mr. Drechsel is not independent as defined by Nasdaq listing standards and serves on our Compensation, Corporate Governance, and Nominating Committee. The Board of Directors believes that in light of our current status as a “controlled company” and our adoption of the Policy Regarding Qualification and Nomination of Director Candidates, as discussed below, we have in place adequate processes to identify, evaluate, select, and nominate qualified director candidates. If we cease to be a “controlled company” under the Nasdaq listing standards, we will come into full compliance with all of the requirements thereof within the applicable transition periods provided for by the Nasdaq listing standards.

Board Meetings and Committee Meetings; Annual Meeting Attendance

During the year ended December 31, 2007, the Board of Directors held six meetings. The Board has established two committees: an Audit Committee and a Compensation, Corporate Governance, and Nominating Committee. During the year ended December 31, 2007, the Audit Committee held four meetings, and the Compensation, Corporate Governance, and Nominating Committee held four meetings. Each director attended at least 75% of the aggregate meetings of the Board of Directors and any committee on which he served with the exception of Mr. Fentener van Vlissingen, who attended 66% of the aggregate meetings of the Board of Directors.

All members of the Board of Directors are encouraged, but not required, to attend the Annual Meeting. Three directors attended our 2007 Annual Meeting of Shareholders held on May 1, 2007.

Board Committees

Audit Committee

The Audit Committee, which consists of Messrs. Feuerstein (Chairman), Bell, Clement, and J. Davis, is responsible for reviewing the financial reports we provide to the Securities and Exchange Commission (the “SEC”), reviewing our internal financial and accounting controls, discussing the adequacy of our internal controls and procedures with management and the auditors, appointing and overseeing the performance and results and costs of the audits and other services provided by our independent registered public accounting firm. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Messrs. Bell, Clement, J. Davis, and Feuerstein are independent directors as defined by Nasdaq listing standards and SEC regulations. The Board of Directors has determined that Messrs. Bell, Clement, and Feuerstein are “audit committee financial experts.” A copy of the Audit Committee charter is available on our website at www.trx.com.

Compensation, Corporate Governance, and Nominating Committee

The Compensation, Corporate Governance, and Nominating Committee, which consists of Messrs. J. Davis (Chairman), Bell, Clement, Drechsel, and Feuerstein, establishes our overall employee compensation policies and recommends to the Board of Directors major compensation programs, reviews and approves the compensation and benefits for our executive officers and directors, administers our employee benefit, pension and equity incentive programs, recommends to our Board qualified candidates for election to the Board of Directors, evaluates and reviews the performance of existing directors, makes recommendations to the Board of Directors regarding governance matters and develops and recommends to our Board of Directors governance and nominating guidelines and principles. Messrs. Bell, Clement, J. Davis, and Feuerstein are independent under the Nasdaq listing standards. The Board of Directors has determined that the service of Mr. Drechsel, who is Chief Executive Officer of BCD Holdings N.V., an indirect parent of BCD Technology, S.A. (our majority shareholder) and BCD Travel USA, LLC (formerly known as WorldTravel Partners I, LLC), on the Compensation, Corporate Governance, and Nominating Committee is required by the best interests of TRX and its shareholders, given his experience and knowledge of TRX. A copy of the Compensation, Corporate Governance, and Nominating Committee charter and our corporate governance guidelines are available on our website at www.trx.com.

Compensation Committee Process

Under its current charter, our Compensation, Corporate Governance, and Nominating Committee has responsibility to make recommendations to the Board of Directors for the compensation of our Chief Executive Officer, and the Board of Directors has final review and authority with regard to the compensation of our Chief Executive Officer. With regard to the other executive officers, the Committee has responsibility to review and approve base salaries, to establish goals and objectives relevant to the compensation of the executive officers, to evaluate their performance in light of those goals and objectives, and to make compensation determinations for executive officers based on its evaluation. The Committee also has responsibility to make recommendations to the Board regarding compensation paid to our nonemployee directors. In addition, the Committee is charged with advising the Board of Directors on compensation trends for executives and directors. The charter provides that the Committee will meet at least two times each year, but the Committee actually meets as frequently as needed.

Because Internal Revenue Code Section 162(m) and SEC Rule 16b-3 require that certain compensation decisions and actions be made by a committee consisting solely of independent members of the Board of Directors, and each of those requirements provide for different definitions of independence, the Committee has appointed a subcommittee of Messrs. Bell, Clement, J. Davis, and Feuerstein, each of whom meets both of those definitions of independence, to make the appropriate compensation decisions and take the actions necessary to preserve certain tax deductions for TRX and securities exemptions for our executive officers and directors. To that end, Messrs. Bell, Clement, J. Davis, and Feuerstein are also appointed as the Omnibus Plan Committee to make grants under the TRX, Inc. Omnibus Incentive Plan.

From time to time, the Committee engages an independent compensation consulting firm for assistance in evaluating the total compensation package offered to TRX executives against those of companies of comparable size and complexity, and, particularly, companies within our industry. The Committee did not engage a consulting firm for this purpose in 2007. In addition, the Committee often seeks input and recommendations from the Chief Executive Officer regarding compensation for other executive officers.

Consideration of Director Nominees

The Board of Directors has adopted and the Compensation, Corporate Governance, and Nominating Committee has ratified the Policy Regarding Qualification and Nomination of Director Candidates, which establishes the specific minimum qualifications that must be met for recommendation for a position on the Board of Directors. Qualified candidates for director are those who, in the judgment of the Compensation, Corporate Governance, and Nominating Committee, possess all of the personal attributes and a sufficient mix of the experience attributes described below to assure effective service on the Board of Directors. Personal attributes of a director candidate considered by the Compensation, Corporate Governance, and Nominating Committee include: leadership, ethical nature, contributing nature, independence, interpersonal skills, and effectiveness. Experience attributes of a director candidate considered by the Compensation, Corporate Governance, and Nominating Committee include: financial acumen, general business experience, industry knowledge, diversity of viewpoints, and special business experience and expertise.

The Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee periodically assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected. In the event that vacancies are anticipated or otherwise arise, the Committee seeks to identify director candidates based on input provided by a number of sources, including: (i) committee members, (ii) our other directors, (iii) our management and (iv) our shareholders. The Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.

Once director candidates have been identified, the Committee will then evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Committee deems necessary or appropriate, including those set forth above. If qualified, the Committee will seek full Board of Directors approval of the nomination of the candidate or the election of such candidate to fill a vacancy on the Board of Directors.

Any candidates submitted by shareholders would be evaluated in the same manner as candidates recommended from other sources, provided that the procedures set forth below have been followed.

To recommend a nominee, a shareholder must submit the following information to the Committee:

•	the nominee’s name, age, business address and residence address;

•	the nominee’s principal occupation or employment;

•	the shareholder’s name and address;

•	the number of shares of our common stock beneficially owned by the shareholder;

•	the date that the shareholder acquired such shares;

•	documentary support for the shareholder’s claim of beneficial ownership of such shares; and

•	any other information that would be required to be disclosed in the proxy statement pursuant to Regulation 14A under the Exchange Act.

This information must be received by our Secretary at our principal executive offices no less than 90 calendar days prior to the first anniversary of the date that our proxy statement was released to our shareholders in connection with the preceding year’s annual meeting of shareholders. For the proxy materials relating to the 2009 annual meeting, this date would be February 18, 2009. All notices should be sent to: Secretary, TRX, Inc., 6 West Druid Hills Drive, Atlanta, Georgia 30329. The Compensation, Corporate Governance, and Nominating Committee may request other information from the nominee or shareholder to evaluate the nominee or comply with Regulation 14A or other applicable rules and regulations, including Nasdaq requirements, which information must be provided within the timeframe provided by the Committee for the nominee to be considered.

Shareholder Communication with the Board of Directors

Shareholders may communicate with the Board by writing to the attention of the Board of Directors, c/o Secretary, TRX, Inc., 6 West Druid Hills Drive, Atlanta, Georgia 30329.

Code of Ethics

We have adopted a “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act that applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer and principal accounting officer. A current copy of our Code of Business Conduct and Ethics is available on our website at www.trx.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information provided to us by each of the following as of May 1, 2008 (unless otherwise indicated) regarding their beneficial ownership of our common stock:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	our Chief Executive Officer and each of the executive officers named in the Summary Compensation Table in this proxy statement;

•	each of our directors;

•	each of our directors and named executive officers that served in such capacity during 2007, but no longer served in that capacity at the end of the fiscal year; and

•	all of our directors and executive officers as of May 1, 2008 as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons and entities named in the table below have sole voting and sole investment power with respect to the shares set forth opposite each person’s or entity’s name.

Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days after May 1, 2008 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o TRX, Inc., 6 West Druid Hills Drive, Atlanta, Georgia 30329.

	Common Stock Beneficially Owned
Beneficial Owner	Number of Shares		Percent of Class
BCD Technology, S.A. 65 Boulevard Grande – Duchesse Charlotte L1331 Luxembourg	9,356,212	(1)	51.0%
S Squared Technology, LLC 515 Madison Avenue New York, NY 10022	2,173,700	(2)	11.9%
Norwood H. (“Trip”) Davis, III	1,206,587	(3)	6.4%
David D. Cathcart	53,367	(4)	*
Victor P. Pynn	150,525	(5)	*
Mark R. Bell	—		*
William A. Clement, Jr.	—		*
John F. Davis, III	12,500	(6)	*
Johan G. (“Joop”) Drechsel	9,376,212	(7)	51.1%
John A. Fentener van Vlissingen	9,368,712	(8)	51.0%
Harry A. Feuerstein	12,700	(6)	*
Michael W. Gunn	5,000	(9)	*
All executive officers and directors as a group (12 persons)	11,411,608	(10)	59.8%

*	Less than one percent (1%) of outstanding shares.
(1)	BCD Technology, S.A. is an indirect wholly-owned subsidiary of BCD Holdings N.V., a Dutch transportation and financial services company, and the beneficial owner of 9,356,212 shares of common stock, which includes 53,913 shares held by BCD Travel USA LLC (formerly known as WorldTravel Partners I, LLC), an indirect wholly-owned subsidiary of BCD Holdings N.V.
(2)	The amount shown and the following information is derived from Amendment No. 1 to the Schedule 13G filed by S Squared Technology, LLC (“SST”), S Squared Technology Partners, L.P. (“SSTP”), Seymour L. Goldblatt (“Seymour”) and Kenneth A. Goldblatt (“Kenneth” and together with SST, SSTP, and Seymour collectively “S Squared”), on April 30, 2008, reporting beneficial ownership as of January 7, 2008. According to the Schedule 13G/A, S Squared is the beneficial owner of 2,173,700 shares of our outstanding common stock. S Squared holds sole voting power and dispositive power over the 2,173,700 shares. SST and SSTP are registered investment advisers.
(3)	Includes 232,462 shares held by Davis Family Holdings, LLC, 472,067 shares held by Davis Family Holdings II, LLC, 450,000 shares issuable upon the exercise of options and 2,058 shares held under our Employee Stock Purchase Plan. Mr. Davis is the managing member of each of Davis Family Holdings, LLC and Davis Family Holdings II, LLC. Of the total shares held by Davis Family Holdings, LLC, 176,907 of the shares are pledged to Wachovia as security for a loan. All of the shares held by Davis Family Holdings II, LLC are pledged to Wachovia as security for a loan.
(4)	Includes 40,000 shares issuable upon the exercise of options.
(5)	Includes 100,000 shares issuable upon the exercise of options and 10,525 shares held under our Employee Stock Purchase Plan.
(6)	Includes 12,500 shares issuable upon the exercise of options.
(7)	Includes 20,000 shares issuable upon the exercise of options and 9,356,212 shares held by BCD Technology, S.A., of which Mr. Drechsel exercises voting and dispositive control. Mr. Drechsel is the Chief Executive Officer of BCD Holdings N.V., the indirect parent of BCD Travel USA LLC (formerly known as WorldTravel Partners I, LLC) and BCD Technology, S.A. See footnote 1 above.
(8)	Includes 12,500 shares issuable upon the exercise of options and 9,356,212 shares held by BCD Technology, S.A., of which Mr. van Vlissingen exercises voting and dispositive control. Mr. van Vlissingen is the Chairman and founder of BCD Holdings N.V. (the indirect parent of BCD Technology, S.A. and BCD Travel USA LLC, formerly known as WorldTravel Partners I, LLC). See footnote 1 above.
(9)	Mr. Gunn served as a director until May 1, 2007.
(10)	Includes 750,833 shares issuable upon the exercise of options.

EXECUTIVE COMPENSATION

The following table summarizes the compensation earned during the years ended December 31, 2007 and 2006 by those individuals who have served as our Chief Executive Officer during the last completed fiscal year and our next two most highly compensated executive officers whose total compensation exceeded $100,000 for services rendered to us in all capacities during 2007. The executive officers listed in the table below are referred to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compen- sation ($) (2)	Nonquali- fied Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Norwood H. (“Trip”) Davis, III	2007	$405,170		$202,585	(3)	—	$100,894	$325,574	—	$533,774	(7)	$1,567,997
President, Chief Executive Officer and Director	2006	$399,604		$202,585	(3)	—	$159,878	—	—	$530,658		$1,292,725
Victor P. Pynn	2007	$310,673		$157,500	(4)	—	$35,277	$129,087	—	$19,790	(8)	$652,327
Chief Operating Officer	2006	$292,788		—		—	$86,877	—	—	$28,921		$408,586
David D. Cathcart	2007	$275,000		—		—	$61,346	$114,053	—	$19,790	(9)	$470,189
Chief Financial Officer	2006	$188,635	(5)	$80,000	(6)	—	$33,711	—	—	$14,140		$316,486

(1)	The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 and 2006, in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS 123(R)”), for awards made under our Omnibus Plan, which include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in Note 2 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
(2)	The amounts shown in this column represent cash incentive awards earned in 2007 and 2006 under our Executive Annual Incentive Plan, as discussed in more detail under “Executive Annual Incentive Plan” below.
(3)	The amounts shown in this column for Mr. Davis reflect signing bonuses paid in June 2006 and July 2007 in connection with employment contract extensions and/or amendments, as discussed in more detail under “Employment Contracts” below.
(4)	Pursuant to the 2005 amendment of Mr. Pynn’s employment contract, he was entitled to receive a bonus of 50% of his salary if he remained employed with TRX through April 5, 2007.
(5)	Mr. Cathcart was promoted to Chief Financial Officer and Treasurer in November 2006.
(6)	The amount shown in this column for Mr. Cathcart reflects a discretionary bonus paid in connection with his performance in his previous role as Vice President, Finance and Controller of TRX.
(7)	The amounts shown in this column for Mr. Davis includes $280,886 for reimbursement of loan interest pursuant to the terms of his employment contract, a gross-up payment of $207,571 for tax liability for the loan interest, $12,000 for an automobile allowance, $7,142 for reimbursement of health insurance and dental expenses paid by Mr. Davis, a gross-up payment of $4,750 for tax liability for health insurance and dental expenses, $9,861 for reimbursement of life insurance premiums paid by Mr. Davis, a gross-up payment of $4,814 for tax liability for life insurance premiums, and $6,750 in 401(k) plan matching contributions by us based on deferrals made by Mr. Davis in the 401(k) plan in 2007.
(8)	The amounts shown in this column for Mr. Pynn includes $1,040 for tickets to sports events, $12,000 for an automobile allowance, and $6,750 in 401(k) plan matching contributions by us based on deferrals made by Mr. Pynn in the 401(k) plan in 2007.
(9)	The amounts shown in this column for Mr. Cathcart includes $1,040 for tickets to sports events, $12,000 for an automobile allowance, and $6,750 in 401(k) plan matching contributions by us based on deferrals made by Mr. Cathcart in the 401(k) plan in 2007.

Employment Contracts

President and Chief Executive Officer

Mr. Norwood H. (“Trip”) Davis, III, our President and Chief Executive Officer since December 1, 1999, serves pursuant to the terms of an employment contract dated December 31, 2004, as amended on August 26, 2005, June 30, 2006, April 5, 2007, and January 10, 2008. The term of the amended contract extends until December 31, 2010. Pursuant to terms of this contract, Mr. Davis’ current base salary is $405,170. Mr. Davis is eligible for a discretionary bonus of up to 100% of his annual salary. Under the employment contract, Mr. Davis received a contract extension bonus, payable in two payments on June 30, 2006 and July 3, 2007, with the second payment contingent on the parties executing a multi-year extension of the employment contract, which occurred in April 2007. Additionally, under the employment contract, Mr. Davis received an option grant under the TRX, Inc. Omnibus Incentive Plan to purchase 150,000 shares of our common stock on November 1, 2006 with an exercise price equal to the fair market value on the date of grant. Under the employment contract, as amended on April 5, 2007, Mr. Davis received an option grant under the TRX, Inc. Omnibus Incentive Plan to purchase 450,000 shares of our common stock on January 3, 2008 with an exercise price equal to the fair market value on the date of grant. The employment contract also provides that Mr. Davis is entitled to receive five weeks of paid vacation per year, medical and other insurance benefits, an automobile allowance in the amount of $1,000 per month and personal life insurance premium reimbursements of up to $15,000 annually. Mr. Davis’ employment contract provides that we will reimburse him for interest payments made by him under a promissory note dated December 30, 2003, as amended on May 9, 2005, in the face amount of $3,652,500 issued by Mr. Davis to Bank of America, N.A. In addition, the contract provides that we will provide tax gross-up payments for any income and employment taxes imputed to him for the reimbursement of the interest payments. In October 2005, the loan was transferred to Wachovia Bank, N.A.

Mr. Davis’ employment contract as amended provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change of Control.”

Chief Operating Officer

Mr. Victor P. Pynn, our Chief Operating Officer, serves pursuant to the terms of an employment contract dated April 5, 2004, as amended April 27, 2005. The term of the amended contract extends until April 5, 2009. Pursuant to the terms of his employment contract, Mr. Pynn’s current annual base salary is $315,000. Mr. Pynn is eligible for a discretionary bonus of up to 50% of his base salary. Mr. Pynn is also eligible for an additional discretionary bonus of up to 50% of his base salary based upon his direct involvement in significant new sales to travel management companies. The 2005 amendment provided an additional bonus of 50% of Mr. Pynn’s base salary if he remained employed with us through April 5, 2007. The employment contract also provides that Mr. Pynn is entitled to receive four weeks of paid vacation per year, medical and other insurance benefits, and an automobile allowance of $1,000 per month.

Mr. Pynn’s employment contract provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change of Control.”

Chief Financial Officer

Mr. David D. Cathcart, our Chief Financial Officer, Treasurer, and Secretary, serves pursuant to the terms of an employment contract dated July 1, 2005, as amended November 15, 2006. The term of the amended contract extends through July 1, 2008. The amended contract automatically renews for successive two-year terms, unless either party provides twelve months’ notice to the other party. As of the date of this report, neither party has provided notice to the other of not renewing the employment contract. Pursuant to the terms of the amended contract, Mr. Cathcart’s current annual base salary is $275,000. Mr. Cathcart is eligible for a discretionary annual bonus of up to 50% of his base salary. The employment contract provides that Mr. Cathcart is entitled to receive four weeks of paid vacation per year, medical and other insurance benefits, and an automobile allowance in the amount of $1,000 per month.

Mr. Cathcart’s employment contract provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change of Control.”

Perquisites and Other Compensation

TRX provides an array of employee benefit plans, policies and arrangements in which all employees participate, including the named executive officers. These benefits include various insurance plans, such as group medical and life insurance plans. In addition, we provide a tax-qualified 401(k) retirement plan in which all employees may save for retirement on a pre-tax basis, and we provide a discretionary matching contribution to encourage that savings. Most of the benefits that we provide in these broad-based plans are not required to be disclosed in the Summary Compensation Table because we provide them to all employees on the same basis, except that the matching contributions paid to our named executive officers under the 401(k) Plan are reflected in the “All Other Compensation” column of the Summary Company Table.

In addition to the various benefits provided to all employees, certain officers, including our named executive officers, are provided with additional benefits and perquisites that we believe are consistent with our overall compensation policies, are competitive with the market, and in some cases necessary for our executives to properly perform their duties. These items are shown in the “All Other Compensation” column of the Summary Compensation Table and are more fully described below.

Automobile Costs. TRX provides each of our executive officers with a monthly automobile allowance. The executives are responsible for acquiring, maintaining, and insuring their own automobiles, and our allowance is intended to assist them with covering transportation costs associated with their jobs.

Sports Events. TRX routinely purchases season tickets to professional baseball games. Each officer and certain management level employees in our headquarters office are allocated tickets to attend up to four games per season. The officers and management may use the tickets personally or may gift the tickets to other employees.

Contractual Perquisites. Mr. Davis’ employment contract provides that we will reimburse him for his interest payments under a promissory note dated December 30, 2003, as amended on May 9, 2005, in the face amount of $3,652,500 issued by Mr. Davis to Bank of America, N.A. In addition, the contract provides that we will provide tax gross-up payments for any income and employment taxes imputed to him for the reimbursement of the interest payments. In October 2005, the loan was transferred to Wachovia Bank, N.A. During 2007, we paid Mr. Davis an aggregate of $488,457 for reimbursement of interest on the Wachovia note and the related tax gross-up payment. We also provide benefits to Mr. Davis that include reimbursement for his life insurance premiums, net medical reimbursement for out-of-network and plan enrollment cost differences, and payments for certain tax liabilities related to these reimbursements.

The perquisites and other benefits that we provided to our named executive officers during 2007 are included in the “All Other Compensation” column of the Summary Compensation Table and identified in the footnotes to that table.

Omnibus Incentive Plan

TRX maintains the TRX, Inc. Omnibus Incentive Plan, referred to as the “Omnibus Plan”, which permits grants and awards of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and cash-based awards. To date, our awards under the Omnibus Plan have consisted solely of stock options. Our employees who are in good standing, non-employee directors, consultants, and advisors may receive awards under the Omnibus Plan. Each award is subject to an award agreement prepared by the committee that administers the Omnibus Plan reflecting the terms and conditions of the award. Currently, a subcommittee of our Compensation, Corporate Governance, and Nominating Committee administers the Omnibus Plan. Among other powers and duties, the committee determines the eligible individuals to receive awards and establishes the terms and conditions of all awards. The committee may delegate its authority under the Omnibus Plan, and has delegated to the Chief Executive Officer its authority to grant certain awards to non-officers.

An aggregate of 3,300,000 shares of our common stock is reserved for issuance during the term of the Omnibus Plan. Adjustments may be made to awards or to the number of shares available under the Omnibus Plan in the event of a stock split, stock dividend, reclassification or other recapitalization affecting our common stock.

Incentive stock options are options to purchase our common stock that receive tax benefits if they meet the requirements under Internal Revenue Code Section 422, and nonqualified stock options are options to purchase our common stock that do not meet those requirements. Unless the committee determines otherwise for a nonqualified stock option, the exercise price of each option granted under the Omnibus Plan will be at least 100% of the fair market value of a share of our common stock on the date of grant. Fair market value is defined in the Omnibus Plan as the closing price of a share of our common stock on the business day immediately preceding the date of grant. The option price is payable in cash, by tendering shares of our common stock that have been held for at least six months, by broker-assisted cashless exercise, or by any other method permitted by the committee. Unless the committee specifies otherwise, options become exercisable with respect to 25% of the award on each of the first four anniversaries of the grant date. The committee may specify other conditions, restrictions and contingencies in its discretion. Unless otherwise determined by the committee, all options become immediately vested upon a participant’s death or disability, and upon a change of control. The maximum term of any option is ten years from the date of grant. Unless a shorter period is provided in the award agreement, following a termination of employment or service, exercisable options terminate immediately upon termination of employment for cause or voluntary termination by the option holder, and will remain exercisable (but not beyond the options’ expiration date) for one year, if the termination is due to death or disability; and 30 days (or three months, if after a change of control), if the termination is for any other reason. Options may be amended to extend the exercise period in unusual circumstances.

Pursuant to the April 2007 amendment to Mr. Davis’ employment contract, on January 3, 2008, Mr. Davis was granted options to purchase 450,000 shares of our common stock at an exercise price of $1.25 per share, with the options vesting in increments of one third on each of December 1, 2008, December 1, 2009 and December 1, 2010.

Executive Annual Incentive Plan

On February 14, 2006, the TRX, Inc. Executive Annual Incentive Plan, referred to as the “Executive Incentive Plan” was adopted, effective as of January 1, 2006, by the outside directors of the Compensation, Corporate Governance, and Nominating Committee of our Board of Directors. On April 20, 2006, our shareholders approved the Executive Incentive Plan. The purpose of the Executive Incentive Plan is to provide annual cash incentives and to attract and retain qualified executives. The outside directors (as that term is defined in Section 162(m) of the Internal Revenue Code) of the Committee make up the “committee” that administers the Executive Incentive Plan. Our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and any executive vice president are eligible to participate in the Executive Incentive Plan if selected by the committee for the plan year. Within 90 days of the beginning of each plan year, the committee may determine the performance awards (which are intended to be performance-based awards under Section 162(m)) by establishing the target performance awards, generally as a percentage of base compensation, and the performance measures against which the target awards will be measured, which are generally related to the performance of TRX but may also be based on individual performance. As soon as possible after the end of each plan year, the committee will certify whether the performance measures were attained and will award performance awards, if any, subject to final Board approval of the awards recommended by the committee. Performance awards are paid in cash as soon as possible after the committee’s certification. In the event of a change in control, if the performance measures have been attained, a participant will receive an immediate lump sum cash payment of the performance award based on the level of performance measures attained.

On March 21, 2007, the committee established corporate performance measures based on our core revenue and adjusted earnings before all interest expense, taxes, depreciation and amortization (“EBITDA”) for fiscal year 2007. Our Chief Executive Officer is eligible for a performance award from 50% up to 125% of his base salary, depending on the actual performance measures attained by TRX. Other named executive officers are eligible for performance awards from 25% up to 75% of base salary, depending on the performance measures actually attained by TRX for the fiscal year. However, if the minimum performance measures established by the committee are not met, then no performance awards will be paid to any officer under the Executive Incentive Plan for fiscal year 2007. Performance awards may never be increased above the maximum amount established by the committee. All awards recommended by the committee are subject to final Board approval.

The amounts paid to each named executive officer under the Executive Incentive Plan with respect to fiscal year 2007 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Retirement Benefits

During 2007, Messrs. Davis, Pynn, and Cathcart participated in the TRX, Inc. 401(k) Plan. Under this plan, our employees may contribute a portion of their compensation on a pre-tax basis, and if they make pre-tax contributions, then we make a matching contribution to the plan on their behalf. For 2007, we made matching contributions to the 401(k) plan for each of Messrs. Davis, Pynn, and Cathcart in the amount of $6,750. These matching contribution amounts may be reduced due to our potential failure of the non-discrimination testing under the 401(k) plan. These matching contribution amounts are reflected in the “All Other Compensation” column of the Summary Compensation Table.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by the named executive officers at December 31, 2007.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Norwood H. (“Trip”) Davis, III	300,000 150,000	— —		— —	$ $	9.00 6.20	09/27/2015 11/01/2016	— —	— —	— —	— —
Victor P. Pynn	11,250 18,750 60,000	3,750 6,250 60,000	(1) (1) (1)	— — —	$ $ $	11.03 12.24 9.00	02/10/2014 04/15/2014 09/27/2015	— — —	— — —	— — —	— — —
David D. Cathcart	15,000 25,000	15,000 75,000	(1) (1)	— —	$ $	9.00 6.41	09/27/2015 11/15/2016	— —	— —	— —	— —

(1)	The options become 25% exercisable per year beginning on the first anniversary of the date of grant.

Potential Payments Upon Termination or Change of Control

This section describes the obligations of TRX to the named executive officers in the event of a change of control of TRX or following termination of their employment, including the change in control provisions of our Omnibus Plan and our Executive Incentive Plan and specific provisions of the employment contract of each named executive officer regarding post-termination payments and benefits.

Omnibus Plan

To date, the only awards outstanding under the Omnibus Plan are stock options. Under the terms of the Omnibus Plan, there is an automatic acceleration of the exercisability of any outstanding stock options in the event of the holder’s death or disability or in the event of a change of control of TRX. A change of control under the Omnibus Plan would occur if, in summary, (i) a person, entity or group becomes the owner of at least 50% of our outstanding stock or voting power, unless the transaction is an acquisition directly from TRX, an acquisition by TRX or any of its affiliates, or an acquisition by any employee benefit plan (or related trust) sponsored or maintained by TRX or any of its affiliates; (ii) during any 12-month period, incumbents no longer constitute a majority of our Board of Directors, unless the new members were approved by the incumbents; (iii) a reorganization, merger or similar transaction occurs and our shareholders do not retain more than 50% of the voting power of the surviving company; or (iv) we sell substantially all of our assets. The Omnibus Plan is more fully described above in the narrative following the Summary Compensation Table.

Executive Annual Incentive Plan

The Executive Incentive Plan provides that upon the occurrence of a change of control of TRX, each participant receives an immediate lump sum cash payment of any outstanding performance award (if any) based on the level of performance measures that have actually been attained as of the date of the change of control. The amount of the performance award must be consistent with the minimum, target or maximum level of performance measures actually achieved. The Executive Incentive Plan contains the same definition of “change of control” as the Omnibus Plan. The Executive Incentive Plan is more fully described above in the narrative following the Summary Compensation Table.

Employment Contracts

Each of the employment contracts with our named executive officers provides various triggers for post-termination payments and/or benefits, including termination of employment due to discharge by TRX without “good cause,” disability, and termination upon a change of control. Each of the agreements provides that the definition of “good cause” includes any act of fraud or dishonesty (whether or not in connection with TRX’s business), competing with the business of TRX either directly or indirectly, breaching any provision of the employment contract, failing to comply with the decisions of TRX, failing to discharge the executive’s duty of loyalty to TRX, and any other matter constituting “cause” under the laws of the State of Georgia.

Messrs. Davis and Cathcart have entered into employment contracts that contain change of control provisions. Those contracts cross reference the definition of “change of control” used in our Omnibus Plan.

Norwood H. (“Trip”) Davis, III

In addition to the benefits described above, Mr. Davis is entitled to additional benefits under his employment contract upon termination of his employment. Mr. Davis’ contract provides that upon his termination due to discharge by TRX for good cause, we will continue to pay him his base salary and benefits up to the date of termination, but no post-termination payments or benefits will be payable.

The contract, as amended on April 5, 2007, provides that if we terminate Mr. Davis without good cause during the term of the contract (which ends on December 31, 2010), then we would provide (i) any earned but unpaid base salary accrued through the date of termination plus the base salary due to Mr. Davis for the remainder of the term, but for not less than 12 months; (ii) reimbursement for COBRA continued health insurance premiums for himself, his spouse and dependents for a period of up to 18 months; and (iii) continuation of Mr. Davis’ automobile allowance, reimbursement for life insurance premiums and payment for related tax liability, and reimbursement of interest payments under a promissory note and payment for related tax liability for the remainder of the then current term. In addition, we will grant any stock options Mr. Davis is scheduled to receive pursuant to the contract, and all outstanding stock options held by him will become immediately exercisable.

On January 10, 2008, Mr. Davis’ employment contract was amended to provide that in the event of his termination of employment due to death or disability during the term of the contract, then we would provide (i) any earned but unpaid base salary accrued through the date of termination plus the base salary due to Mr. Davis for the remainder of the term, but for not less than 12 months; (ii) reimbursement for COBRA continued health insurance premiums for himself, his spouse and dependents for a period of up to 18 months; (iii) continuation of Mr. Davis’ reimbursement of interest payments under a promissory note and payment for related tax liability, and (iv) if he is disabled, continuation of his automobile allowance, reimbursement for life insurance premiums and payment for related tax liability, for the remainder of the then current term. In addition, we will grant any stock options Mr. Davis is scheduled to receive pursuant to the contract and all outstanding stock options held by him will become immediately exercisable. The January 10, 2008 amendment also made changes to the contract for compliance with Internal Revenue Code Section 409A, including adding provisions that no payments would be made to Mr. Davis for a period of six months following his termination of employment for any reason.

Mr. Davis’ agreement provides that, within 60 days following receipt of a notice of a change of control of TRX, Mr. Davis may terminate his employment, provided he gives us at least 60 (but not more than 120) days’ notice of the date of his termination. If he terminates under this provision, we will pay (i) his base salary for the remainder of the initial term or the current renewal term and (ii) a pro rata portion of the interest coverage payment on his loan for the year in which the change of control occurs (if not already paid to him). We have also agreed to provide a gross-up payment for tax liability for the reimbursement of the loan interest. In addition, any stock options he is scheduled to receive pursuant to the contract will be granted, and any stock options granted under the employment contract but not yet vested will become immediately exercisable.

Our employment contract with Mr. Davis includes noncompete, nonsolicitation and confidentiality provisions that restrict him from competing against us, soliciting our customers or employees, or disclosing any of our confidential information for the period of up to two years following the termination of his employment.

Victor P. Pynn

In addition to the benefits described above, Mr. Pynn is entitled to additional benefits under his employment contract upon termination of his employment. This agreement provides that if Mr. Pynn is terminated by TRX for good cause, if his employment terminates due to his death or disability, or if he voluntarily terminates, we will continue to pay him his base salary and provide benefits up to the date of his termination, but he is not entitled to any post-termination payments or benefits. If Mr. Pynn is terminated by us without good cause, we will either provide Mr. Pynn six months’ advance notice or pay him six months’ base salary.

Our employment contract with Mr. Pynn includes noncompete, nonsolicitation and confidentiality provisions that restrict him from competing against us in a certain manner, soliciting our clients or employees, or disclosing any of our confidential information for the period of up to two years following the termination of his employment.

David D. Cathcart

In addition to the benefits described above, Mr. Cathcart is entitled to additional benefits under his employment contract upon termination of his employment. This contract provides that if Mr. Cathcart is terminated by TRX for good cause, if his employment terminates due to his death or disability, or if he voluntarily terminates, we will continue to pay him his base salary and provide benefits up to the date of termination, but he is not entitled to any post-termination payments or benefits. If we terminate Mr. Cathcart without good cause, we will either provide Mr. Cathcart 12 months’ advance notice or pay him 12 months’ base salary, plus reimburse him for COBRA continued health insurance premiums for himself and his family for the earlier of 12 months or until he has obtained comparable insurance from another employer.

Mr. Cathcart’s agreement provides that, within 90 days following a change of control of TRX, Mr. Cathcart may terminate his employment contract, provided he gives TRX at least 30 days’ notice of the date of his termination. If he terminates under this provision, we will pay his base salary and contracted benefits up to the effective date of the termination of his employment contract.

Our employment contract with Mr. Cathcart includes noncompete, nonsolicitation and confidentiality provisions that restrict him from competing against us in a certain manner, soliciting our clients or employees, or disclosing any of our confidential information for the period of up to two years following the termination of his employment.

NON-EMPLOYEE DIRECTOR COMPENSATION

We provide certain cash and equity-based compensation for the non-employee members of our Board of Directors. Any member of the Board who is also an employee of TRX does not receive any compensation for Board service. Our Compensation, Corporate Governance, and Nominating Committee reviews our director compensation each year and makes recommendations to the Board for the following service year. The table below and following narrative describe our current non-employee director compensation structure in 2007.

2007 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (3) (4)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Mark R. Bell(1)	$8,333	—	$1,386	—	—	—	$9,719
John F. Davis III	56,667	—	6,374	—	—	—	63,041
Johan G. (“Joop”) Drechsel	53,333	—	10,199	—	—	—	63,532
John A. Fentener van Vlissingen	50,000	—	6,374	—	—	—	56,374
Harry A. Feuerstein	60,000	—	6,374	—	—	—	66,374
Michael W. Gunn(2)	16,667	—	—	—	—	—	16,667

(1)	Mr. Bell joined the Board of Directors on November 6, 2007.
(2)	Mr. Gunn served as a director until May 1, 2007.
(3)	The aggregate number of option awards outstanding at December 31, 2007 for each of the directors was as follows:

Name	Options
Mark R. Bell	25,000
John F. Davis III	25,000
Johan G. (“Joop”) Drechsel	40,000
John A. Fentener van Vlissingen	25,000
Harry A. Feuerstein	25,000
Michael W. Gunn	—

(4)

This amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS 123(R)”), for awards made under our Omnibus Plan, which include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of this amount are included in Note 2 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Non-employee directors receive a $50,000 annual retainer. The Chairmen of each of our Audit Committee and our Compensation, Corporate Governance, and Nominating Committee receive an additional $10,000 annual retainer. If the Chairman of either Committee changes during the year, the new Chairman will receive an additional $10,000 annual retainer upon acceptance of the appointment, prorated for the period in which he or she serves. Additionally, in the event the Compensation, Corporate Governance, and Nominating Committee and the Board of Directors approve a new Board member, the new Board member will receive an award of options to purchase 25,000 shares of our common stock upon acceptance of the appointment. We also reimburse our non-employee directors for expenses incurred in connection with attending Board and committee meetings.

Non-employee directors are eligible to participate in the TRX, Inc. Omnibus Incentive Plan at the discretion of the full Board of Directors. If grants are made to the directors, the options are granted at fair market value, as defined in the Omnibus Plan, and are subject to the normal terms and conditions of the Omnibus Plan. No grants of stock options were made to non-employee directors in 2007 except for the option to purchase 25,000 shares granted to Mr. Bell upon his election in November 2007, as described above.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2007 with respect to securities authorized for issuance under the TRX, Inc. Omnibus Incentive Plan, or its predecessor, each of which were approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	1,598,810	$8.18	941,380
Equity compensation plans not approved by shareholders	—	—	—

Total	1,598,810	$8.18	941,380

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Relationship with BCD Holdings N.V. and its Affiliates

Our Chairman of the Board, Johan G. Drechsel, is Chief Executive Officer of BCD Holdings N.V., a Dutch transportation and financial services company that indirectly owns a majority of our common stock. John A. Fentener van Vlissingen, one of our directors, is Chairman of the Supervisory Board of BCD Holdings, N.V. and beneficial owner of a majority of the common stock of BCD Holdings N.V. BCD Technology, S.A., our majority shareholder, holds of record 51.0% of the voting power of our common stock. BCD Technology, S.A. is an indirect wholly-owned subsidiary of BCD Holdings N.V. and is the beneficial owner of 9,356,212 shares of common stock. This amount includes 53,913 shares held by BCD Travel USA LLC, formerly known as WorldTravel Partners I, LLC (“BCD Travel”), an indirect wholly-owned subsidiary of BCD Holdings N.V.

On January 1, 2006, we entered into an Amended and Restated Master Agreement (which was further amended in March 2008) with WorldTravel Partners I, LLC, now BCD Travel. This Master Agreement was negotiated on an arm’s-length basis and superseded the January 1, 2002 Master Agreement. Under the Master

Agreement, we: (i) provide software development services; (ii) process transactions from locations owned or operated by BCD Travel and from BCD Travel’s global partners, including its Latin American, Canadian and European partners; (iii) provide access to software residing on our hardware for BCD Travel’s use for internal business purposes; and (iv) provide quality assurance services related to online transaction processing for their corporate travel service customers. Additionally, we provide support and maintenance services related to all but the software development services.

The Master Agreement provides that BCD Travel pays us a per-transaction fee as compensation for all services excluding development services. A certain portion of the estimated fees are prepaid on a monthly basis, with a monthly true-up against actual transaction fees. Fees for development services are paid on an installment basis as specified in a delivery order that details the development services to be performed. The fees for development services are potentially subject to penalties and incentives as specified in a particular delivery order. Ownership for any custom software developed as part of the development services is specified in each delivery order.

In conjunction with the acquisition of certain assets of Hi-Mark, LLC in January 2007, we now license our technology to perform enhanced data consolidation and reporting services for BCD Travel and to provide access to our software for BCD affiliates’ internal use. BCD Travel pays us access and reporting fees, and we provide maintenance and support related to the services.

Our wholly-owned subsidiary, TRX Europe Ltd., entered into a CORREX Services Agreement and a RESX Distributor Agreement with WorldTravel Holland B.V. Additionally, TRX Europe Ltd. entered into a Service Bureau Agreement with WorldTravel Belgium S.A. These agreements were negotiated on an arm’s-length basis. Pursuant to these agreements, we process transactions from WorldTravel locations in Holland and Belgium, and we provide maintenance and related support services and automated travel information and reservation services. WorldTravel pays us implementation fees and transaction fees. Payments are made in Euros and British Pounds. The CORREX Services Agreement automatically renewed in January 2008, and will continue to renew for additional one-year periods until terminated. The RESX Distributor Agreement automatically renewed in April 2008, and will continue to renew for additional one-year periods until terminated. The Service Bureau Agreement automatically renewed in December 2007, and will continue to renew for additional one-year periods until terminated.

On April 17, 2005, we entered into a Sublease Agreement with WorldTravel Partners I, LLC, now BCD Travel, subleasing 20,164 square feet of our Atlanta office. The total funds received related to the Sublease Agreement in 2007 were $217,971.

During 2007, we received an aggregate of $8.9 million from BCD Holdings N.V. and its affiliates in connection with the arrangements discussed above.

REPORT OF THE AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of our financial reporting and auditing process. The Audit Committee charter sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available on our website at www.trx.com.

Management has primary responsibility for our financial statements and the overall reporting process, including maintaining effective internal control over financial reporting and assessing the effectiveness of our system of internal controls. The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with US generally accepted accounting principles, and discusses with the Audit Committee any issues they believe should be raised with the Audit Committee. These discussions include a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee monitors our processes, relying, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit Committee held four meetings in 2007. Representatives of Deloitte & Touche LLP, our independent registered public accounting firm, attended each meeting of the Audit Committee that involved the discussion of financial statements. The Audit Committee reviewed and discussed with management and Deloitte & Touche LLP our audited financial statements for the year ended December 31, 2007 and discussed Deloitte & Touche LLP’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 (as amended or superseded), other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other applicable regulations.

The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) regarding the firm’s independence from our management and has discussed with Deloitte & Touche LLP its independence. The Audit Committee considered whether the services provided by Deloitte & Touche LLP for the year ended December 31, 2007 are compatible with maintaining their independence. The Board of Directors has delegated to the Audit Committee the authority to approve the engagement of our independent registered public accounting firm.

Based upon its review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Audit Committee:

Harry A. Feuerstein (Chairman)

Mark R. Bell

John F. Davis, III

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

The following table shows the fees earned by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates, for the audit and other services provided that related to the fiscal years ended December 31, 2007 and 2006.

	2007	2006
Audit Fees	$536,000	$496,000
Audit-Related Fees	63,000	—
Tax Fees	—	11,000
All Other Fees	—	—

Total	$599,000	$507,000

Audit Fees. Audit fees for the fiscal years ended December 31, 2007 and 2006 were for professional services rendered for audits of our annual financial statements and review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q. In addition, in 2006 we incurred fees related to regulatory related professional services rendered for our Sarbanes-Oxley preparedness.

Audit-Related Fees. Audit-related fees for the fiscal year ended December 31, 2007 were for professional services rendered in relation to our adoption of Financial Accounting Standards Board Interpretation No. 48.

Tax Fees. Tax fees for the fiscal year ended December 31, 2006 were for professional services rendered for consultation regarding the U.S. research and development tax credit and India tax structuring.

The Audit Committee of the Board of Directors has determined that the provision of these services is compatible with the maintenance of the independence of Deloitte & Touche LLP.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. The pre-approval policy is detailed as to the particular service or category of services and is subject to a specific budget. The services include the engagement of the independent registered public accounting firm for audit services, audit-related services, and tax services.

If TRX has a need to engage the independent registered public accounting firm for other services, which are not considered subject to the general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the projected fees. If the timing of the project requires an expedited decision, then the Audit Committee has delegated to the Chairman of the Committee the authority to pre-approve such engagement, subject to fee limitations. The Chairman must report all such pre-approvals to the entire Audit Committee for ratification at the next Committee meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of holdings and transactions in TRX stock with the SEC. Based on a review of written representations from our executive officers and directors, we believe that during the fiscal year ended December 31, 2007, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements, except that: (i) on behalf of Harry A. Feuerstein, Michael W. Gunn, H. Shane Hammond, and Victor P. Pynn, we inadvertently reported one transaction in shares acquired pursuant to a directed share program in connection with our initial public offering late on a Form 4/A and (ii) on behalf of Kevin G. Austin, we inadvertently reported the acquisition of shares of our common stock late on a Form 3/A.

SHAREHOLDER PROPOSALS

Shareholders’ proposals, other than nominations for the Board of Directors, intended to be presented at the 2009 Annual Meeting of Shareholders must be delivered to our offices at 6 West Druid Hills Drive, Atlanta, GA 30329, addressed to the Secretary, no later than January 19, 2009, in order to be eligible for inclusion in our proxy statement and form of proxy for that meeting pursuant to Rule 14a-8 of the Exchange Act. In accordance with Article II, Section 8 of our bylaws, any proposals presented by a shareholder must satisfy all of the conditions set forth in Rule 14a-8 under the Exchange Act. In accordance with Article II, Section 8(a)(2) of our bylaws, a shareholder who presents a proposal for nominations to the Board of Directors must deliver written notice to the Compensation, Corporate Governance, and Nominating Committee at the address above, addressed to the Secretary, no later than the 90th day (February 18, 2009 for the 2009 Annual Meeting) prior to the first anniversary of the date that our proxy statement was released to our shareholders in connection with the preceding year’s annual meeting of shareholders. Pursuant to Article II, Section 8(a)(3) of our bylaws, a shareholder who presents a proposal for an annual meeting, other than nominations for the Board of Directors, must deliver written notice to us at the address above, addressed to the Secretary, no later than the 120th day (January 19, 2009 for the 2009 Annual Meeting) prior to the first anniversary of the date that our proxy statement was released to our shareholders in connection with the preceding year’s annual meeting of shareholders. The notice must include the information required by Article II, Section 8(b) of the bylaws.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some cases, only one copy of the proxy statement and the annual report is being delivered to multiple shareholders sharing an address. However, this delivery method, called “householding,” is not being used if we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the annual report to a shareholder at a shared address to which a single copy of the documents were delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written request to Secretary, TRX, Inc., 6 West Druid Hills Drive, Atlanta, Georgia 30329. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of the proxy statement and annual report and who would prefer to receive a single copy of such materials may instruct us accordingly by directing that request to us in the manner provided above.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in our best interest.

By Order of the Board of Directors.

JOHAN G. (“JOOP”) DRECHSEL

Chairman of the Board

Atlanta, Georgia

May 19, 2008

TRX is mailing its 2007 Annual Report to its shareholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals – The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Mark R. Bell *	☐	☐	02 - William A. Clement, Jr. *	☐	☐	03 - John F. Davis, III *	☐	☐

04 - Norwood H. (“Trip”) Davis, III *	☐	☐	05 - Johan G. (“Joop”) Drechsel *	☐	☐	06 - John A. Fentener van Vlissingen *	☐	☐

*	Each to serve until the 2009 Annual Meeting of Shareholders and until their successors are elected and qualified.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

B	Authorized Signatures – This section must be completed for your vote to be counted. — Date and Sign Below

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

¢	1 U P X 0 1 7 9 3 6 2	+

<STOCK#>	00WUPB

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Revocable Proxy — TRX, Inc.

COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Norwood H. (“Trip”) Davis, III and David D. Cathcart, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of TRX, Inc. (the “Company”) which the undersigned is entitled to vote at the 2008 Annual Meeting of Shareholders of the Company, to be held at the offices of McKenna Long & Aldridge LLP, 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia 30308 on Tuesday, June 24, 2008, at 12:00 p.m., local time, and at any and all adjournments thereof (the “Annual Meeting”), as indicated on the reverse side.

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR” each of the proposals listed on the reverse side of this proxy card. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to the Secretary of the Company, by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued, and to be signed and dated, on the reverse side)